Exhibit 4.2

INVESTOR RIGHTS AGREEMENT

by and among

SKYLINE CHAMPION CORPORATION,

CHAMPION ENTERPRISES HOLDINGS, LLC,

BAIN CAPITAL CREDIT,

CENTERBRIDGE PARTNERS,

and

MAK CHAMPION INVESTMENT, LLC

Dated as of June 1, 2018

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7.8.	Indemnity and Liability	15

7.9.	Indemnification Priority	16

ARTICLE 8 CONFIDENTIALITY		16

ARTICLE 9 GOVERNING LAW; JURISDICTION, ETC.		17

9.1.	Governing Law; Venue	17

9.2.	Exercise of Rights and Remedies	18

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INVESTOR RIGHTS AGREEMENT

This INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made as of June 1, 2018 by and among:

(i)	Skyline Champion Corporation (f/k/a Skyline Corporation), an Indiana corporation (together with its successors and permitted assigns, the “Company”);

(ii)	Champion Enterprises Holdings, LLC, a Delaware limited liability company (together with its successors and permitted assigns, the “Investor”);

(iii)	Sankaty Champion Holdings, LLC, a Delaware limited liability company (“SCH”), Sankaty Credit Opportunities IV, L.P., a Delaware limited partnership (together with SCH and their successors and permitted assigns, “Bain Capital Credit”);

(iv)	Centerbridge Capital Partners, L.P., a Delaware limited partnership (“CCP”), Centerbridge Capital Partners Strategic, L.P., a Delaware limited partnership (“CCP Strategic”), Centerbridge Capital Partners SBS, L.P., a Delaware limited partnership (“CCP SBS”), CCP Champion Investors, LLC, a Delaware limited liability company (together with CCP, CCP Strategic, CCP SBS and their successors and permitted assigns, “Centerbridge Partners”); and

(v)	MAK Champion Investment LLC, a Delaware limited liability company (“MAK Champion”) and MAK-ro Capital Master Fund L.P., a Cayman Islands limited partnership (together with MAK Champion and their successors and permitted assigns, “MAK” and, together with Bain Capital Credit and Centerbridge Partners, the “Contributor Investors”).

RECITALS

A. WHEREAS, Company and the Investor have entered into that certain Share Contribution & Exchange Agreement dated as of January 5, 2018 (the “Exchange Agreement”), pursuant to which Investor has agreed to contribute all of the issued and outstanding shares of (i) capital stock of CHB International B.V., a Dutch corporation and (ii) capital stock of Champion Home Builders, Inc., a Delaware corporation, to Company, and in exchange, Company has agreed to issue the Exchange Shares (as defined in the Exchange Agreement) to the Investor or its members (such transaction, the “Exchange”);

B. WHEREAS, upon the consummation of the Exchange, the Investor or its members, will hold Company Common Shares;

C. WHEREAS, the Contributor Investors are the owners of the majority of the outstanding limited liability company interests of Investor;

D. WHEREAS, the parties hereto intend to conduct an Initial Offering;

E. WHEREAS, upon the Distribution, it is intended that the Company Common Shares held by the Investor (if any) at such time will be distributed to, inter alia, the Contributor Investors; and

F. WHEREAS, the Company, the Investor and the Contributor Investors desire to set forth their agreements regarding certain matters, including voting rights with respect to the Company Common Shares following the Exchange and the Distribution.

NOW THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

EFFECTIVENESS; DEFINITIONS.

1.1. Effective Date. This Agreement shall become effective upon the consummation of the Exchange (the “Closing”).

1.2. Definitions. Certain terms are used in this Agreement as specifically defined herein. These definitions are set forth or referred to in Article 6 hereof.

ARTICLE 2

BOARD MATTERS.

2.1. Initial Board Composition.

(a) Number of Directors. Effective as of the Closing and until the closing of the Initial Offering, the size of the Board shall consist of not more than eleven (11) members.

(b) Board Composition. The Company agrees to take all necessary actions to ensure that the composition of the Board is as follows:

(i) effective as of the second day following the Closing, the two (2) directors (one of whom is an Independent Director) nominated to the Initial Board by the Board pursuant to the Exchange Agreement (the “Skyline Director” and the “Skyline Independent Director” respectively);

(ii) effective as of the second day following the Closing, nine (9) directors nominated to the Initial Board by the Investor or, if after the Distribution, the Contributor Investors (the “Initial Investor Designees”);

(iii) following the Distribution and until the Closing of the Initial Offering, the Company shall use its reasonable best efforts to cause the Board, whether acting through a duly authorized committee or otherwise, to include in the slate of nominees recommended to the shareholders of the Company (the “Shareholders”) for election as a director at any annual or special meeting of the Shareholders (or, if permitted, by any action by written consent of the Shareholders) at or by which directors of the Company are to be elected, including by calling a special meeting of the Board, any committee thereof and/or the Shareholders, the designees selected pursuant to this Section 2.1(b)(iii), and to use reasonable best efforts to solicit proxies in favor of the election of any such individuals to the Board from the Shareholders eligible to vote for the election of directors as of the record date for such meeting, the following members to the Board:

(1) Until the first meeting of the Shareholders for the election of directors to the Board held after the two (2) year anniversary of the Closing, the Skyline Director and the Skyline Independent Director (to the extent each such director is eligible to and elects to stand for reelection to the Board and, in the case of the Skyline Independent Director, as a member of the audit committee of the Board);

(2) Up to nine (9) directors nominated to the Board by the Investor or, if after the Distribution, the Contributor Investors;

(3) Such additional number of Independent Directors, if any, as is necessary so that the aggregate number of Independent Directors to be elected pursuant to this Section 2.1(b)(iii) is equal to three (3), which such Independent Directors shall be nominated by the Contributor Investors by a majority vote of the Contributor Investors; and

(4) Such additional number of directors, if any, as is necessary so that the aggregate number of directors to be elected pursuant to this Section 2.1(b)(iii) is equal to eleven (11), which such directors shall be nominated by the Contributor Investors by a majority vote of the Contributor Investors.

(c) Board Actions. Board Actions. The Company shall prevent the Board from taking any actions (other than actions taken with the consent of a majority of the Contributor Investors, such consent not to be unreasonably withheld, or actions otherwise required by applicable law), including at a meeting of the Board or by written consent, between the Closing and the appointment of the Initial Investor Designees pursuant to Section 2.1(b)(ii), except as may be required to effect the appointment of the Initial Investor Designees, and acknowledges that the approval of any such prohibited action by a director may constitute cause under Article IV, Section 4 of the By-laws of the Company.

2.2. Subsequent Board Compositions.

(a) Board Size. Effective as of immediately following the closing of the Initial Offering, the size of the Board shall be reduced to not more than nine (9) members. The Investor or, if after the Distribution, the Contributor Investors, shall cause that number of Initial Investor Designees to resign from the Board effective as of the closing of the Initial Offering so that the composition of the Board shall be as set forth in Section 2.2(b) or Section 2.2(c), as applicable.

(b) Controlled Company. Except as set forth in Section 2.2(b)(i), so as long as the Aggregate Ownership Percentage of Investor or, if after the Distribution, the Contributor Investors collectively, is greater than fifty percent (50%) and the Company is able to comply with the requirements of Section 802 of the New York Stock Exchange American Company Guide (the “Majority Independent Director Requirement”) or, alternatively, the Majority Independent Director Requirement does not apply to the Company, the Board shall be as set forth in this Section 2.2(b). The Company shall use its reasonable best efforts to cause the Board, whether acting through a duly authorized committee or otherwise, to include in the slate of nominees recommended to the shareholders of the Company (the “Shareholder”) for election as a director at any annual or special meeting of the Shareholders (or, if permitted, by any action by written consent of the Shareholders) at or by which directors of the Company are to be elected, including by calling a special meeting of the Board, any committee thereof and/or the Shareholders, recommending to Shareholders the election of the designees selected pursuant to this Section 2.2(b), and using its reasonable best efforts to solicit proxies in favor of the election of any such individuals to the Board from the Shareholders eligible to vote for the election of directors as of the record date for such meeting, the following members to the Board:

(i) Until the first meeting of the Shareholders for the election of directors to the Board held after the two (2) year anniversary of the Closing, the Skyline Director and the Skyline Independent Director (to the extent each such director is eligible to and elects to stand for reelection to the Board);

(ii) The Chief Executive Officer of the Company;

(iii) Up to six (6) directors nominated to the Board by Investor, or, if after the Distribution, the Contributor Investors. If nominated by the Contributor Investors after the time of the Distribution, such six (6) directors shall be nominated as follows:

(1) each Contributor Investor shall have the right (but not the obligation) to nominate to the Board one (1) director for so long as such Contributor Investor’s Aggregate Ownership Percentage is greater than five percent (5%) (such ownership percentage, the “Director Nominating Threshold”); and

(2) each Contributor Investor shall have the right (but not the obligation) to nominate to the Board one (1) Independent Director for so long as such Contributor Investor’s Aggregate Ownership Percentage is greater than fifteen and one-half percent (15.5%) (such ownership percentage, the “Independent Director Nominating Threshold” and, collectively, with the Director Nominating Threshold, the “Ownership Thresholds”);

(iv) Such additional number of Independent Directors, if any, as is necessary so that the aggregate number of Independent Directors to be elected pursuant to this Section 2.2(b) is equal to four (4), which such Independent Directors shall be nominated by the Contributor Investors by a majority vote of the aggregate number of Company Common Shares then held by all Contributor Investors; and

(v) Such additional number of directors, if any, as is necessary so that the aggregate number of directors to be elected pursuant to this Section 2.2(b) is equal to nine (9), which such directors shall be nominated by the Contributor Investors by a majority vote of the aggregate number of Company Common Shares then held by all Contributor Investors.

(c) Independent Company. If the Aggregate Ownership Percentage of the Investor, or, if after the Distribution, the Contributor Investors collectively, is not greater than fifty percent (50%), the Board shall be as set forth in this Section 2.2(c). The Company shall use its reasonable best efforts to cause the Board, whether acting through a duly authorized committee or otherwise, to include in the slate of nominees recommended to the Shareholders for election as a director at any annual or special meeting of the Shareholders (or, if permitted, by any action by written consent of the Shareholders) at or by which directors of the Company are to be elected, including by calling a special meeting of the Board, any committee thereof and/or the Shareholders, recommending to Shareholders the election of the designees selected pursuant to this Section 2.2(c), and using its reasonable best efforts to solicit proxies in favor of the election of any such individuals to the Board from the Shareholders eligible to vote for the election of directors as of the record date for such meeting, the following members to the Board:

(i) The Chief Executive Officer of the Company;

(ii) Up to three (3) directors nominated to the Board by the Investor, or, if after the Distribution, the Contributor Investors. If nominated by the Contributor Investors after the time of the Distribution, each Contributor Investor shall have the right (but not the obligation) to nominate to the Board one (1) director for so long as such Contributor Investor’s Aggregate Ownership Percentage is greater than the Director Nominating Threshold; and

(iii) Such number of Independent Directors as is required to comply with the Majority Independent Director Requirement; provided, however, that:

(1) one (1) such Independent Director shall be the Skyline Independent Director (to the extent such director is eligible to and elects to stand for reelection to the Board), until the first meeting of the Shareholders for the election of directors to the Board held after the two (2) year anniversary of the Closing;

(2) each Contributor Investor shall have the right (but not the obligation) to nominate one (1) Independent Director for so long as such Contributor Investor’s Aggregate Ownership Percentage is greater than the Independent Director Nominating Threshold; and

(3) any remaining Independent Directors shall be jointly nominated by the affirmative vote of a majority of the directors of the Board.

(d) The Company shall use its reasonable best efforts to cause each individual designated pursuant to this Section 2.2 to be nominated for election as a director on the Board, and to take all other necessary actions, subject to applicable law and Applicable Governance Rules, to ensure that the composition of the Board is as set forth in this Section 2.2; provided that, notwithstanding anything in this Article 2 to the contrary, any director on the Board shall be required to meet the minimum qualifications for directors set forth in the Company’s Corporate Governance Guidelines then in effect (which qualifications shall not be amended without the prior written consent of a majority of the Investor Designees, other than to comply with Applicable Governance Rules based on the written advice of outside counsel to the Company). Without limiting the foregoing, at any annual or special meeting of the Shareholders at which directors are to be elected, the Company shall use its reasonable best efforts to either re-nominate for election each then-serving Investor Designee or such other Investor Designee(s) as the Investor or the Contributor Investors, as the case may be, may designate to the Company in writing. In connection with any designation by any Contributor Investor or Investor of an Investor Designee pursuant to the preceding sentence, the Investor and the Contributor Investors, as applicable, agree to provide to the Company all information concerning such Investor Designee(s) reasonably required and requested by the Company to the extent necessary for the Company to comply with Applicable Governance Rules and applicable disclosure rules.

(e) For the avoidance of doubt, the Company acknowledges and agrees that any Investor Designee may, at the discretion of Investor or the Contributor Investors, as the case may be, be an existing director, officer, employee or consultant of the Investor, any Contributor Investor or any of their respective Affiliates, or any other individual that has a relationship (material or otherwise) with the Investor, any Contributor Investor or any of their respective Affiliates.

2.3. Removal and Replacement; Vacancies. If the Investor or, if after the Distribution, any Contributor Investor loses its right to nominate a director to fill a directorship pursuant to Section 2.2, such Investor or Contributor Investor shall cause such applicable Investor Designee to resign his or her directorship effective as of such date. If, following election to the Board, any Investor Designee resigns, is removed in accordance with the By-laws of the Company, or is unable to serve for any reason prior to the expiration of his or her term as a director, then the Investor or, if after the Distribution, the Contributor Investor that designated such Investor Designee, as applicable, shall designate a replacement; provided that the Investor or such Contributor Investor maintains its right to nominate a director to fill such directorship pursuant to Section 2.2. If any designating Person or group fails to designate a nominee to fill any directorship, then such directorship shall be designated by the affirmative vote of a majority of the directors of the Board.

2.4. Board Committees.

(a) Effective as of the Closing, and at all times thereafter, the Board shall establish and maintain, as applicable, an audit committee, compensation committee, and nominating and corporate governance committee, and such other Board committees as the Board deems appropriate or as required by any Applicable Governance Rules, having such duties and responsibilities as are customary for such committees or as are required by any Applicable Governance Rules. The Company shall provide for the Investor Designees to have at least the same proportional representation (rounded to the nearest whole number, but not less than one) on each Board committee as the Investor Designees collectively have on the Board; provided that, to the extent that such proportional representation is not permissible under the independence requirements of Applicable Governance Rules (based on the written advice of outside counsel to the Company), the maximum number of Investor Designees permissible under such independence requirements shall be included on such committee, subject to the right of the Investor or, if after the Distribution, the Contributor Investors, to appoint an Observer to such committee pursuant to Section 2.5(b). From and after the Closing, subject to applicable law and Applicable Governance Rules (based on the written advice of outside counsel to the Company), the Company agrees to take all other necessary actions to ensure that the composition of each Board committee is as set forth in this Section 2.4(a).

(b) Audit Committee.

(i) The Company agrees to take all necessary actions to ensure that, effective as of the Closing, and at all times thereafter, the audit committee of the Board is composed of at least three (3) Independent Directors in accordance with Applicable Governance Rules.

(ii) The Skyline Independent Director shall serve on the audit committee of the Board until the expiration of the obligations set forth in Sections 2.1(b)(iii)(1) and 2.2(b)(i). Notwithstanding anything to the contrary in this Agreement, if the Skyline Independent Director declines to serve on, or is no longer eligible to be a member of, the audit committee of the Board, such Skyline Independent Director shall immediately resign from his or her position as a member of the board of directors of the Company and shall not be eligible to be nominated as the Skyline Independent Director following such resignation.

(c) Nominating and Corporate Governance and Compensation Committees. If, at any time following the Closing, the Aggregate Ownership Percentage of the Investor or, if after the Distribution, the Contributor Investors collectively, is not greater than fifty percent (50%), the Company agrees to take all other necessary actions to ensure that, and at all times thereafter, each of the nominating and corporate governance and compensation committees of the Board is composed of at least three (3) Independent Directors, with each Contributor Investor having the right (but not the obligation) to nominate to each such committee one (1) Investor Designee (whom shall be an Independent Director) for so long as such Contributor Investor’s Aggregate Ownership Percentage is greater than the Independent Director Nominating Threshold. The remaining members of each such committee, if any, shall be jointly nominated by the affirmative vote of a majority of the directors of the Board, subject to applicable law and Applicable Governance Rules.

2.5. Observer Rights.

(a) Board. Any Contributor Investor may, at its election and upon written notice to the Company, appoint a designated representative to serve as a non-voting “observer” (an “Observer”) on the Board in addition to the Investor Designees serving on the Board, provided that such Contributor Investor’s Aggregate Ownership Percentage is greater than the Director Nominating Threshold. In addition, until the first meeting of the Shareholders for the election of directors to the Board held after the two (2) year anniversary of the Closing, Arthur J. Decio shall be an Observer with all the rights, preferences, and privileges afforded to Observers under this Agreement.

(b) Committees. To the extent that, due to the independence requirements of Applicable Governance Rules (based on the written advice of outside counsel to the Company), any Board committee or Subsidiary board committee may not include the full number of Investor Designees as set forth in Section 2.4, any Contributor Investor may, at its election and upon written notice to the Company, appoint an Investor Designee to serve as an Observer on such committee in addition to the Investor Designees serving on such committee.

(c) Each Observer shall (i) be provided by the Company with all notices of meetings, consents, minutes and other written materials that are provided to the directors serving on the Board or committee at the same time as such materials are provided to such directors and (ii) be entitled to attend all meetings of the Board or applicable committee. The Company shall reimburse each Observer for all travel and lodging expenses in connection with the attendance by the Observer at any Board or committee meeting on the same terms, and subject to the same policies, as shall apply to the other directors of the Company serving on the Board or such committee.

2.6. Period. Each of the foregoing provisions of this Article 2 shall expire on the earlier of (a) a Change of Control, and (b) with respect to any particular provision, the last date permitted by applicable law.

2.7. Voting Agreement. After the Distribution, each Contributor Investor hereby agrees to cast all votes to which such Contributor Investor is entitled, whether at any annual or special meeting, by written consent or otherwise, so as to establish the size of the Board as provided in Section 2.1(a), and to elect the Investor Designees identified in Sections 2.2(b) and 2.2(c).

ARTICLE 3

OTHER COVENANTS AND AGREEMENTS.

3.1. Information and Consultation Rights. The Company hereby agrees that for so long as the Investor’s Aggregate Ownership Percentage or, if after the Distribution, any Contributor Investor’s Aggregate Ownership Percentage is greater than the Director Nominating Threshold, the Company shall:

(a) Information Rights. Provide the Investor or, if after the Distribution, any applicable Contributor Investor, and each of their respective designated representatives with:

(i) the right to visit and inspect any of the offices and properties of the Company and its Subsidiaries and inspect the books and records of the Company and its Subsidiaries, at such times as the Investor or any Contributor Investor, as applicable, shall reasonably request but not more frequently than once per quarter;

(ii) as soon as available, consolidated balance sheets and statements of income and cash flows of the Company and its Subsidiaries as of the end of such period or year then ended, as applicable, prepared in conformity with generally accepted accounting principles in the United States, and with respect to each fiscal year end statement together with an auditor’s report thereon of a firm of established national reputation; and

(iii) to the extent the Company is required by law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Exchange Act actually prepared by the Company as soon as available;

provided that, in each case, if the Company makes the information described in Sections 3.1(a)(ii) and 3.1(a)(iii) available through public filings on the EDGAR system or any successor or replacement system of the Commission, the delivery of the information shall be deemed satisfied by such public filings.

(b) Consultation Rights. Make appropriate officers and directors of the Company, and its Subsidiaries, available periodically and at such times as reasonably requested by the Investor or, if after the Distribution, the Contributor Investors, for consultation with the Investor, the Contributor Investors, or its or their designated representatives, as applicable, with respect to matters relating to the business and affairs of the Company and its Subsidiaries.

3.2. Freedom to Pursue Opportunities. The parties expressly acknowledge and agree that (i) the Investor, each Contributor Investor, and each of their respective Affiliates (including any Investor Designee or Observer) has the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly engage in the same or similar business activities or lines of business as the Company or any of its Subsidiaries, on its own account or in partnership with, or as an employee, officer, director or shareholder of, any other Person, including those lines of business deemed to be competing with the Company or any of its Subsidiaries, (ii) none of the Company or any of its Subsidiaries shall have any rights in and to the business ventures of the Investor, any Contributor Investor or any of their respective Affiliates (including any Investor Designee or Observer), or the income or profits derived therefrom (other than in its capacity as a Shareholder), and (iii) in the event that the Investor, any Contributor Investor or any of their respective Affiliates (including any Investor Designee or Observer) acquires knowledge of a potential transaction or matter that may be an opportunity for the Company, except to the extent that any such transaction or opportunity comes to such Person’s attention solely through the role of any Investor Designee or Observer, neither the Investor, any Contributor Investor nor any of their respective Affiliates (including any Investor Designee or Observer) shall have any duty (contractual or otherwise) to communicate or present such opportunity to the Company or any of its Subsidiaries and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company or any of its Subsidiaries (or any of their respective Affiliates) for breach of any duty (contractual or otherwise) by reason of the fact that the Investor, such Contributor Investor or any of their respective Affiliates (including any Investor Designee or Observer), directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not present such opportunity to the Company or any of its Subsidiaries.

3.3. No Restrictions on the Company, the Investor or the Contributor Investors.

(a) Without the prior written consent of the Company, after the date hereof, the Investor or, if after the Distribution, any Contributor Investor, shall not, and shall cause their respective Affiliates not to, take any action or execute any agreement that would purport to bind the Company or any of its Subsidiaries as a “subsidiary,” “affiliate” or similar related party of the Investor, any Contributor Investor or any of their respective Affiliates, including any provision or covenant that would purport to limit the freedom of the Company or any of its Subsidiaries to (i) sell any products or services to any Person or in any geographic region, (ii) engage in any line of business or compete with any other Person,

(iii) obtain products or services from any Person, (iv) solicit for employment, employ or otherwise engage any Persons as a service provider, or (v) disclose or use the confidential information of any Person (other than with respect to confidential information of a third party provided to the Company or any of its Subsidiaries by the Investor, any Contributor Investor or any of their respective Affiliates).

(b) Without the prior written consent of the Investor or, if after the Distribution, the Contributor Investors, after the date hereof, the Company shall not, and shall cause its Affiliates not to, take any action or execute any agreement that would purport to bind the Investor, any Contributor Investor or any of their respective Affiliates as an “affiliate,” “shareholder” or similar related party of the Company or any of its Subsidiaries, including any provision or covenant that would purport to limit the freedom of the Investor, any Contributor Investor or any of their respective Affiliates to (i) sell any products or services to any Person or in any geographic region, (ii) engage in any line of business or compete with any other Person, (iii) obtain products or services from any Person, (iv) solicit for employment, employ or otherwise engage any Persons as a service provider, or (v) disclose or use the confidential information of any Person (other than with respect to confidential information of a third party provided to the Investor, any Contributor Investor or any of their respective Affiliates by the Company or any of its Subsidiaries).

ARTICLE 4

REMEDIES.

The parties shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder. The parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies which may be available, each of the parties hereto shall be entitled to specific performance of the obligations of the other parties hereto and, in addition, to such other equitable remedies (including preliminary or temporary relief) as may be appropriate in the circumstances.

ARTICLE 5

AMENDMENT, TERMINATION, ETC.

5.1. Oral Modifications. This Agreement may not be orally amended, modified, extended or terminated, nor shall any oral waiver of any of its terms be effective.

5.2. Written Modifications. This Agreement may be amended, modified, extended or terminated, and the provisions hereof may be waived, only by an agreement in writing signed by the Company and the Investor or, if after the Distribution, the Company and each of the Contributor Investors. Each such amendment shall be binding upon each party hereto. In addition, each party hereto may waive any right hereunder by an instrument in writing signed by such party. To the extent the amendment of any Section of this Agreement would require a specific consent pursuant to this Section 5.2, any amendment to the definitions used in such Section shall also require the specified consent.

5.3. Termination. Notwithstanding the foregoing Section 5.2, this Agreement shall terminate with respect to the Investor effective upon the Distribution and with respect to any Contributor Investor when such Contributor Investor’s Aggregate Ownership Percentage is not greater than the Director Nominating Threshold. Subject to Section 5.4, upon the effective time of any such termination as set forth in the prior sentence, the Investor or such Contributor Investor will no longer be a party to this Agreement and shall no longer have any rights or obligations provided herein.

5.4. Effect of Termination. No termination under this Agreement shall relieve any Person of liability for breach prior to termination. In the event this Agreement is terminated, Investor and the Contributor Investors shall retain the indemnification rights pursuant to Sections 7.8 and 7.9 hereof with respect to any matter that (i) may be an Indemnified Liability and (ii) occurred prior to such termination. In the event this Agreement is terminated with respect to any Contributor Investor pursuant to Section 5.3, the first sentence of Section 2.3 shall remain in full force and effect and survive any such termination of this Agreement. No termination of this Agreement will affect the obligation of any party pursuant to Article 8, all of which obligations will, in addition to this Section 5.4, survive termination of this Agreement for a period of two (2) years from the date of such termination.

ARTICLE 6

DEFINITIONS. FOR PURPOSES OF THIS AGREEMENT:

6.1. Certain Matters of Construction. In addition to the definitions referred to or set forth below in this Article 6:

(1) The words “hereof”, “herein”, “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof;

(2) The word “including” shall mean including, without limitation;

(3) Definitions shall be equally applicable to both nouns and verbs and the singular and plural forms of the terms defined; and

(4) The masculine, feminine and neuter genders shall each include the other.

6.2. Definitions. The following terms shall have the following meanings:

“Affiliate” means, with respect to any specified Person, (a) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise); provided, however, that neither the Company nor any of its Subsidiaries shall be deemed an Affiliate of the Investor or any Contributor Investor (and vice versa), (b) if such specified Person is an investment fund, any other investment fund the primary investment advisor to which is the primary investment advisor to such specified Person or an Affiliate thereof and (c) if such specified Person is a natural Person, any family member of such natural Person.

“Aggregate Ownership Percentage” means, with respect to any Person at any time, a fraction (expressed as a percentage) equal to (i) the aggregate number of Company Securities beneficially owned by such Person (together with his, her or its Affiliates) at such time divided by (ii) the aggregate number of all outstanding Company Securities at such time.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Governance Rules” means the requirements of any applicable federal or state securities laws or the rules, regulations or listing standards promulgated by any national securities exchange on which the Company Common Shares are traded.

“Board” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

“Change of Control” means the occurrence of (a) any consolidation or merger of the Company with or into any other corporation or other Person, or any other corporate reorganization or transaction (including the acquisition of capital stock of the Company), whether or not the Company is a party thereto, in which the Shareholders immediately prior to such consolidation, merger, reorganization or transaction, own capital stock either (i) representing directly, or indirectly through one or more entities, less than fifty percent (50%) of the economic interests in or voting power of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction or (ii) that does not directly, or indirectly through one or more entities, have the power to elect a majority of the Board or other surviving entity immediately after such consolidation, merger, reorganization or transaction; (b) any stock sale or other transaction or series of related transactions, whether or not the Company is a party thereto, after giving effect to which in excess of fifty percent (50%) of the Company’s voting power is owned directly, or indirectly through one or more entities, by any Person and its “affiliates” or “associates” (as such terms are defined in the rules adopted by the Commission under the Exchange Act), other than the Investor, any Contributor Investor and their respective Affiliates, excluding, in any case referred to in clause (a) or (b) any bona fide primary or secondary public offering; or (c) a sale, lease or other disposition of all or substantially all of the assets of the Company.

“Commission” means the U.S. Securities and Exchange Commission.

“Company” has the meaning set forth in the Preamble.

“Company Common Shares” means common shares, $0.0277 par value per share, of Company.

“Company Securities” means (i) Company Common Shares, (ii) securities convertible or exercisable into, or exchangeable for, Company Common Shares, (iii) any other equity or equity-linked security issued by the Company and (iv) options, warrants or other rights to acquire any of the foregoing.

“Distribution” has the meaning set forth in the Registration Rights Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Indemnified Liabilities” has the meaning set forth in Section 7.8.

“Indemnified Liability” has the meaning set forth in Section 7.8.

“Indemnitees” has the meaning set forth in Section 7.8.

“Independent Directors” means each director of the Board who, as of the time of determination, (i) qualifies as “independent” under the Applicable Governance Rules and (ii) is not a director, manager, principal, partner, officer or employee of, and otherwise has no material relationship with, the Investor, any Contributor Investor, any other Person whose Aggregate Ownership Percentage is 2% or higher or any of their respective Affiliates.

“Initial Offering” has the meaning set forth in the Registration Rights Agreement.

“Investor Designee” means any director of the Board who has been designated by the Investor or any Contributor Investor pursuant to Article 2 hereof.

“Investor” has the meaning set forth in the Preamble.

“Legal Proceeding” means any action, suit, litigation, arbitration, mediation, proceeding (including any civil, criminal, administrative, insolvency, bankruptcy, liquidation, administration, receivership, involuntary arrangement, compromise or schedule with creditors, moratorium, stay or limitation of creditors rights, interim or provisions supervision by a court or court appointee, winding up or striking off, or similar event, investigative or appellate proceeding), hearing, inquiry, audit, examination, conciliation, expert determination or investigation or other process commenced, brought, conducted or heard by or before, or otherwise involving, any court or other governmental body or any arbitrator or arbitration panel.

“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Registration Rights Agreement” means that certain Registration Rights Agreement among the parties hereto dated as of the date hereof.

“Securities Act” means the Securities Act of 1933, as in effect from time to time.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such Person.

ARTICLE 7

MISCELLANEOUS.

7.1. Authority; Effect. Each party hereto represents and warrants to and agrees with each other party that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such party and do not violate any agreement or other instrument applicable to such party or by which its assets are bound. This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the parties hereto, or to constitute any of such parties members of a joint venture or other association.

7.2. Notices. Any notices and other communications required or permitted in this Agreement shall be effective if in writing and (a) delivered personally, (b) sent by facsimile, (c) sent by overnight courier or (d) sent by registered mail with postage prepaid, in each case, addressed as follows:

(a) If to the Company, to:

Skyline Champion Corporation

P.O. Box 743

2520 By-Pass Road

Elkhart, IN 46515

Attn: John C. Firth

Email: JCFirth@qdi.com

with copies to:

Barnes & Thornburg LLP

11 S. Meridian Street

Indianapolis, IN 46204

Attn: David P. Hooper

Email: dhooper@btlaw.com

Fax: (317) 231-7433

(b) If to the Investor, to:

Champion Enterprises Holdings, LLC

755 West Big Beaver Road, Suite 1000

Troy, MI 48084

Attention: General Counsel

Fax: (248) 273-4268

with copies to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

Facsimile: (617) 951-7050

Attention: Zachary Blume

(c) If to Bain Capital Credit, to:

Sankaty Champion Holdings, LLC

111 Huntington Avenue

Boston, MA 02199

Attention: Michael Bevacqua

Facsimile Number: (617) 516-2010

with copies to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

Facsimile: (617) 951-7050

Attention: Zachary Blume

(d) If to Centerbridge Partners, to:

Centerbridge Capital Partners, L.P.

375 Park Avenue, 12th Floor

New York, NY 10152

Attention: Daniel Osnoss

Facsimile Number: (212) 672-453

with copies to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

Facsimile: (617) 951-7050

Attention: Zachary Blume

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Facsimile: (212) 455-2502

Attention: Caroline B. Gottschalk

(e) If to MAK, to:

MAK Capital Fund L.P.

590 Madison Avenue, #902

New York, NY 10022

Attention: Michael Kaufman

Facsimile Number: (212) 486-4779

with copies to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

Facsimile: (617) 951-7050

Attention: Zachary Blume

Notice to the holder of record of any shares of capital stock shall be deemed to be notice to the holder of such shares for all purposes hereof.

Unless otherwise specified herein, such notices or other communications shall be deemed effective (a) on the date received, if personally delivered, (b) on the date received if delivered by facsimile on a Business Day, or if not delivered on a Business Day, on the first Business Day thereafter and (c) two (2) Business Days after being sent by overnight courier or registered mail. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

7.3. Binding Effect, Etc. This Agreement, together with the Exchange Agreement and the Registration Rights Agreement constitute the entire agreement of the parties with respect to their subject matter, supersede in their entirety all prior or contemporaneous oral or written agreements, or discussions with respect to such subject matter and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and permitted assigns. Except as otherwise expressly provided herein, neither the Company, Investor nor any Contributor Investor may assign any of its respective rights or delegate any of its respective obligations under this Agreement without the prior written consent of the other parties hereto, and any attempted assignment or delegation in violation of the foregoing shall be null and void; provided, however, that notwithstanding the foregoing, effective upon the Distribution, the rights and obligations of Investor shall automatically inure to the benefit of the Contributor Investors and the prior written consent shall not be required in connection therewith.

7.4. Descriptive Heading. The descriptive headings of this Agreement are for convenience of reference only, are not to be considered a part hereof and shall not be construed to define or limit any of the terms or provisions hereof.

7.5. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument.

7.6. Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

7.7. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Company, the Investor and each Contributor Investor covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member of the Investor, any Contributor Investor or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of the Investor, any Contributor Investor or any current or future member of the Investor, Contributor Investor, or any of their respective current or future director, officer, employee, partner or members or of any Affiliate or assignee thereof, as such, for any obligation of the Investor or any Contributor Investor under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

7.8. Indemnity and Liability. The Company shall indemnify, exonerate and hold the Investor, each Contributor Investor and their respective partners, shareholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents and each of the partners, shareholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the foregoing (collectively, the “Indemnitees”) free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses) incurred by the Indemnitees or any of them before or after the date of this Agreement (an “Indemnified Liability” and, collectively, the “Indemnified Liabilities”), as a result of, arising out of, or in any way relating to (i) this Agreement, the Exchange, any transaction to which the Company is a party or any other circumstances with respect to the Company (other than any such Indemnified Liabilities to the extent such Indemnified Liabilities arise out of any breach of this Agreement or the Registration Rights Agreement by such Indemnitee or its affiliated or associated Indemnitees or other related Persons or any transaction entered into after the consummation of the closing of the Exchange or other circumstances existing after the consummation of the closing of the Exchange with respect to which the interests of such Indemnitee or its affiliated or associated Indemnitees were adverse to the interests of the Company) or (ii) operations of, or services provided by any of the Indemnitees to the Company or any of its Affiliates from time to time (including but not limited to any indemnification obligations assumed or incurred by any Indemnitee to or on behalf of the Company or its accountants or other representatives, agents or Affiliates); provided that the foregoing indemnification rights shall not be available to the extent that any such Indemnified Liabilities arose on account of such Indemnitee’s gross negligence, willful misconduct, or fraud, and further provided that, if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. For purposes of this Section 7.8, none of the circumstances described in the limitations contained in the two provisos in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by the Company, then such payments shall be promptly repaid by such Indemnitee to the Company. The rights of any Indemnitee to indemnification hereunder shall be in addition to any other rights any such Person may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation. None of the Indemnitees shall in any event be liable to the Company or any of its Affiliates for any act or omission suffered or taken by such Indemnitee that does not constitute gross negligence, willful misconduct, or fraud.

7.9. Indemnification Priority. The Company acknowledges and agrees that the Company shall be fully and primarily responsible for the payment of all Indemnified Liabilities to each Indemnitee, howsoever such right to indemnification or advancement from the Company arises, without regard to (i) any right of recovery the Indemnitee may have from a third party or (ii) any right to insurance coverage that the Indemnitee may have under any insurance policy. Under no circumstance shall the Company be entitled to any right of subrogation, reimbursement, exoneration, indemnification or contribution from any such third party or insurance carrier pursuant to any right of indemnification that the Indemnitee may have under any contract, insurance policy or otherwise, and the Company shall not have any right to participate in any claim or remedy of the Indemnitee in respect thereof. No right of indemnification, reimbursement, advancement of expenses or insurance coverage or any other right of recovery the Indemnitee may have from any third party or insurance carrier shall reduce or otherwise alter the rights of the Indemnitee or the obligations of the Company under Section 7.8. The Company hereby unconditionally and irrevocably waives, relinquishes and releases, and covenants and agrees not to exercise any rights that it may now have or hereafter acquire against any Indemnitee that arises from or relates to the existence, payment, performance or enforcement of the Company’s obligations under this Agreement or under any other indemnification agreement (whether pursuant to contract, by-laws or charter), including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Indemnitee against any third party or insurance carrier, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right.

ARTICLE 8

CONFIDENTIALITY.

The Investor and each Contributor Investor agrees that it will keep confidential and will not disclose, divulge or use for any purpose, other than as permitted by this Agreement, any confidential information provided to or learned by such party in connection with their respective rights under this

Agreement, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Article 8 by such party or its Affiliates), (b) is or has been independently developed or conceived by such party without use of such confidential information or (c) is or has been made known or disclosed to such party by a third party (other than an Affiliate of such party) without a breach of any obligation of confidentiality such third party may have; provided, however, that the Investor or a Contributor Investor may disclose confidential information (x) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection their respective rights under this Agreement, (y) to any Affiliate of such party and their respective directors, officers and employees, in each case in the ordinary course of business, or (z) as may otherwise be required by law or legal, judicial or regulatory process or requested by any regulatory or self-regulatory authority or examiner, provided that such party takes reasonable steps to minimize the extent of any required disclosure described in this clause (z); and provided, further, however, that the acts and omissions of any Person to whom such Investor or Contributor Investor may disclose confidential information pursuant to clauses (x) and (y) of the preceding proviso will be attributable to such party for purposes of determining such party’s compliance with this Article 8. Notwithstanding any contrary provision herein, the Company shall not disclose any material, non-public information of the Company to any Person outside of the Company pursuant to the terms of this Agreement except in accordance with Commission Regulation FD, and all other applicable federal and state securities laws.

ARTICLE 9

GOVERNING LAW; JURISDICTION, ETC.

9.1. Governing Law; Venue.

(a) This Agreement will be governed by, and construed in accordance with, the laws of the State of Indiana, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) The parties hereto agree that any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Federal District Court for the Southern District of Indiana located in Indianapolis, Indiana and any appellate court therefrom. Each Party hereto hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Legal Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Legal Proceeding is brought in an inconvenient forum, that the venue of the Legal Proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts. Each Party hereto agrees that notice or the service of process in any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 7.2 or in any other manner permitted by applicable law.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.2. Exercise of Rights and Remedies. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

COMPANY:	SKYLINE CHAMPION CORPORATION

By: /s/ Richard W. Florea
Name: Richard W. Florea
Title: President and CEO

INVESTOR:	CHAMPION ENTERPRISES HOLDINGS, LLC

By: /s/ Roger K. Scholten
Name: Roger K. Scholten
Title: Senior Vice President, General Counsel and Secretary

CONTRIBUTOR INVESTORS:
SANKATY CHAMPION HOLDINGS, LLC

By: Bain Capital Credit Member, LLC, its manager

By: /s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Executive Vice President

SANKATY CREDIT OPPORTUNITIES IV, L.P.

	By:	Sankaty Credit Opportunities Investors IV, LLC,
its general partner
	By:	Bain Capital Credit Member, LLC
its managing member

By: /s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Executive Vice President

CCP CHAMPION INVESTORS, LLC

By: CENTERBRIDGE ASSOCIATES, L.P., its general manager
By: CENTERBRIDGE CAYMAN GP LTD., its general partner

By: /s/ Susanne V. Clark
Name: Susanne V. Clark
Title: Authorized Signatory

CENTERBRIDGE CAPITAL PARTNERS, L.P.

By: CENTERBRIDGE ASSOCIATES, L.P., its general partner

By: CENTERBRIDGE CAYMAN GP LTD., its general partner

By: /s/ Susanne V. Clark
Name: Susanne V. Clark
Title: Authorized Signatory

CENTERBRIDGE CAPITAL PARTNERS STRATEGIC, L.P.

By: CENTERBRIDGE ASSOCIATES, L.P., its general partner

By: CENTERBRIDGE CAYMAN GP LTD., its general partner

By: /s/ Susanne V. Clark
Name: Susanne V. Clark
Title: Authorized Signatory

CENTERBRIDGE CAPITAL PARTNERS SBS, L.P.

By: CCP SBS GP, LLC, its general partner

By: /s/ Susanne V. Clark
Name: Susanne V. Clark
Title: Authorized Signatory

MAK CHAMPION INVESTMENT LLC

By:	MAK Capital Fund L.P.

By:	/s/ Michael Kaufman
Name: Michael Kaufman
Title: Portfolio Manager

MAK-RO CAPITAL MASTER FUND L.P.

By:	MAK GP LLC, its general partner

By:	/s/ Michael Kaufman
Name: Michael Kaufman
Title: Portfolio Manager